EXHIBIT 99.1

Press Release Dated October 30, 2012

Geron Corporation Reports
2012 Third Quarter Financial Results and Events

MENLO PARK, Calif., October 30, 2012 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the three and nine months ended September 30, 2012.

For the third quarter of 2012, the company reported a net loss of $16.0 million, or $0.13 per share, compared to $19.5 million, or $0.16 per share, for the comparable 2011 period. Net loss for the first nine months of 2012 was $53.0 million, or $0.42 per share, compared to $65.0 million, or $0.52 per share, for the comparable 2011 period. The company ended the quarter with $107.0 million in cash and investments.

Revenues for the third quarter of 2012 were $636,000 compared to $220,000 for the comparable 2011 period. Revenues for the first nine months of 2012 were $2.0 million compared to $2.2 million for the comparable 2011 period. Revenues for the three and nine month periods ended September 30, 2012 and 2011 included funding from a collaboration agreement as well as royalty and license fee revenues under various agreements.

Total operating expenses for the third quarter of 2012 were $16.5 million compared to $20.2 million for the comparable 2011 period. Research and development expenses for the third quarter of 2012 were $11.7 million compared to $16.3 million for the comparable 2011 period. General and administrative expenses for the third quarter of 2012 were $4.8 million compared to $3.8 million for the comparable 2011 period.

Total operating expenses for the first nine months of 2012 were $55.3 million compared to $67.9 million for the comparable 2011 period. Research and development expenses for the first nine months of 2012 were $39.6 million compared to $49.6 million for the comparable 2011 period. General and administrative expenses for the first nine months of 2012 were $15.7 million compared to $18.3 million for the comparable 2011 period.

The decrease in research and development expenses for the three and nine month periods ending September 30, 2012 compared to the same periods in 2011 primarily reflected lower expenses for personnel-related costs and scientific supplies resulting from the discontinuation of the company’s stem cell programs. The increase in general and administrative expenses for the third quarter of 2012 compared to the same period in 2011 primarily reflected higher legal and consulting fees associated with the company’s intellectual property portfolio and stem cell divestiture efforts. The decrease in general and administrative expenses for the nine months ended September 30, 2012 compared to the same period in 2011 primarily reflected a decline in personnel-related expenses associated with a management transition in the prior year and lower non-cash stock-based compensation expense.

Non-cash operating expenses, which primarily included stock-based compensation and expenses for stock issued for services, were approximately $2.0 million and $6.4 million for the three and nine month periods ended September 30, 2012, respectively, compared to $3.7 million and $19.3 million for the comparable 2011 periods.

Interest and other income for the third quarter of 2012 amounted to $140,000 compared to $237,000 for the comparable 2011 period. Interest and other income for the first nine months of 2012 was $481,000 compared to $820,000 for the comparable 2011 period. The decline in interest and other income primarily reflected the decrease in cash and investment balances. The company has not incurred any impairment charges on its investment portfolio.

Clinical Program Highlights

  GRN1005 in brain metastases arising from breast cancer (GRABM-B): The Phase 2 single arm trial evaluating GRN1005 in patients with brain metastases arising from breast cancer continued enrollment. The study will include approximately 50 patients with HER2-positive disease and 50 patients with HER2-negative disease. Patients with HER2-positive disease will receive concomitant trastuzumab. The primary endpoint of the study is intracranial response rate. Geron announced that interim data from the GRABM-B study are scheduled for a poster presentation on December 6, 2012 at the San Antonio Breast Cancer Symposium. Geron continues to expect to report top-line data from GRABM-B by the end of the second quarter of 2013.

  GRN1005 in brain metastases arising from non-small cell lung cancer (GRABM-L): The Phase 2 single agent, single arm trial of GRN1005 in patients with non-small cell lung cancer is currently behind projected enrollment. The primary endpoint of the study is overall response rate, which includes both intra-cranial and extra-cranial disease.

  Imetelstat in hematologic malignancies: Two single-arm Phase 2 clinical trials of imetelstat in hematologic malignancies, one in essential thrombocythemia (ET) and the other in multiple myeloma, continued enrollment. These two studies are designed to use biomarkers to evaluate whether inhibiting telomerase will selectively reduce the proliferation of the malignant progenitor cells responsible for these diseases. The study in patients with ET is also evaluating clinical and hematological responses. Geron announced that top-line data from the ET trial are scheduled for an oral presentation on December 9, 2012 at the American Society of Hematology annual meeting.

  Imetelstat in solid tumors: In September 2012, the company announced that it had discontinued the randomized Phase 2 study of imetelstat in metastatic HER2-negative breast cancer and that the randomized Phase 2 study of imetelstat in advanced non-small cell lung cancer (NSCLC) would continue, because an interim analysis of the NSCLC study suggested a modest trend of efficacy in favor of the imetelstat arm.

Business Update

  Executive Vice President, Technical Operations appointed: In September, Andrew J. Grethlein, Ph.D., joined the company as Executive Vice President of Technical Operations. In this role, Dr. Grethlein oversees Geron’s manufacturing and quality functions. Dr. Grethlein brings over 20 years of biotechnology industry experience in manufacturing and quality in development stage as well as commercial operations.

  New board members appointed: In September, Susan M. Molineaux, Ph.D., and Daniel M. Bradbury joined the company’s board of directors. Dr. Molineaux joined the board's nominating and corporate governance committee and Mr. Bradbury joined the board's audit committee. Dr. Molineaux brings substantial experience as an oncology drug developer. She co-founded Proteolix, Inc. and was responsible for leading the development of Proteolix's second generation proteasome inhibitor, carfilzomib (now marketed as Kyprolis), for the treatment of multiple myeloma, from discovery through completion of clinical trials for accelerated approval, until the company’s acquisition by Onyx Pharmaceuticals, Inc. in November 2009. Mr. Bradbury was the CEO of Amylin Pharmaceuticals, Inc. from 2007 until the company was acquired by Bristol-Myers Squibb Company for approximately $7 billion in August 2012. He served as Amylin's President from June 2006 until March 2007, as Chief Operating Officer from June 2003 until June 2006, as Executive Vice President from June 2000 until June 2003 and in other positions in corporate development and marketing from 1994 until 2000. In addition, Mr. Bradbury served as a member of the board of directors of Amylin from June 2006 until August 2012.

Conference Call

At 4:30 p.m. EDT on October 30, 2012, Geron’s management will host a conference call to discuss the company’s third quarter and year to date results and current events.

Participants can access the conference call via telephone by dialing 888-396-2369 (U.S.); 617-847-8710 (international). The passcode is 59899174. A live audio-only webcast is also available at http://www.media-server.com/m/acs/22783aee59e141fa307e6d06d8b8f5e9. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast until November 30, 2012.

About Geron

Geron is a biopharmaceutical company developing first-in-class therapies for cancer. The company has two lead product candidates in clinical development, GRN1005 and imetelstat. GRN1005 is a peptide-drug conjugate that is designed to transport a proven anti-cancer drug, paclitaxel, across the blood-brain barrier (BBB) by targeting low-density lipoprotein receptor-related proteins (LRPs) that are expressed on the BBB. GRN1005 is being evaluated in two Phase 2 clinical trials: brain metastases arising from breast cancer and brain metastases arising from non-small cell lung cancer. Imetelstat is a telomerase inhibitor that is being evaluated in Phase 2 clinical trials for hematologic malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding Geron’s plans or expectations for or of: dates to report top-line data or other results from any of the Phase 2 clinical trials; and clinical development or success of imetelstat and GRN1005, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation: (a) regarding dates for reporting top-line data or other results – delays in enrollment, delays caused by institutional review boards or regulatory agencies, shortage of supply, dependence on clinical trial collaborators and safety issues; and (b) regarding the development of imetelstat and GRN1005 – those risks and uncertainties inherent in the development of potential therapeutic products, including without limitation, obtaining successful clinical trial results and the protection of Geron’s intellectual property rights. Additional information and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron's periodic reports filed with the Securities and Exchange Commission, including Exhibit 99.1 to Geron's current report on Form 8-K filed on October 9, 2012. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:
Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
(In thousands, except share and	2012	2011	2012	2011
per share data)
Revenues from collaborative agreements	$—	$—	$—	$300
License fees and royalties	636	220	2,020	1,887
Total revenues	636	220	2,020	2,187

Operating expenses:
Research and development	11,684	16,345	39,568	49,644
General and administrative	4,829	3,811	15,726	18,251
Total operating expenses	16,513	20,156	55,294	67,895
Loss from operations	(15,877)	(19,936)	(53,274)	(65,708)

Unrealized (loss) gain on derivatives, net	(44)	291	(10)	570
Interest and other income	140	237	481	820
Losses recognized under equity method
investment	—	—	—	(503)
Interest and other expense	(172)	(114)	(215)	(178)
Net loss	$(15,953)	$(19,522)	$(53,018)	$(64,999)

Basic and diluted net loss per share	$(0.13)	$(0.16)	$(0.42)	$(0.52)
Shares used in computing basic and diluted
net loss per share	127,236,993	125,101,177	126,833,916	124,259,698

CONDENSED CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,
(In thousands)	2012	2011
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$16,802	$16,898
Current marketable securities	84,443	105,208
Other current assets	1,801	3,519
Total current assets	103,046	125,625

Noncurrent marketable securities	5,726	32,133
Property and equipment, net	1,431	1,241
Deposits and other assets	825	1,048
	$111,028	$160,047

Current liabilities	$11,256	$13,444
Stockholders’ equity	99,772	146,603
	$111,028	$160,047

Note 1:	Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011.

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